Exhibit 10.2
Execution Version
Notwithstanding anything herein to the contrary, the liens and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent, for the benefit of the Secured Parties, hereunder are subject to the provisions of that certain Intercreditor Agreement, dated as of August 16, 2011, among SunTrust Bank, as First Lien Representative, and U.S. Bank National Association, as Second Lien Representative, and such other parties as may be added thereto from time to time in accordance with the terms thereof and as the Intercreditor Agreement may be amended or otherwise modified from time to time in accordance with the terms thereof. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.
SECOND LIEN TERM LOAN AGREEMENT
dated as of August 16, 2011
among
EUREKA HUNTER PIPELINE, LLC
as the Borrower,
PENNANTPARK INVESTMENT CORPORATION,
as a Lender,
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

Schedules

Schedule I	-	Commitment Amounts
Schedule II	-	Milestones

Schedule 4.5	-	Environmental Matters
Schedule 4.11	-	Real Property and Easements
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.18 Schedule 4.22	- -	Material Agreements State and Federal Regulation
Schedule 6.1(e)	-	Capital Expenditures
Schedule 7.1	-	Existing Indebtedness
Schedule 7.4(a)	-	Existing Investments
Schedule 7.4(l)	-	Disclosed Investments
Schedule 7.6	-	Asset Sales
Exhibits

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance

Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 5.1(c)	-	Form of Compliance Certificate
Exhibit 5.1(j)	-	Small Business Administration Form 468

v

SECOND LIEN CREDIT AGREEMENT
          THIS SECOND LIEN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2011, by and among EUREKA HUNTER PIPELINE, LLC, a Delaware limited liability company (the “Borrower”), PENNANTPARK INVESTMENT CORPORATION, a Maryland corporation (“PennantPark” and, together with the several banks and other financial institutions and lenders from time to time party hereto, the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent.
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that the Lenders provide the Borrower with certain term loans;
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to provide such term loans to the Borrower;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lenders agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Additional Interest” shall have the meaning assigned to such term in Section 2.12(a).
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form attached as Exhibit A and submitted to the Borrower duly completed by such Lender.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
          “Annualization Measurement Period” shall mean, for purposes of determining Consolidated EBITDA and Consolidated Interest Expense as of any date of determination for the periods ending with the first Fiscal Quarter ending after the Closing Date through June 30, 2013, the most recently completed Fiscal Quarter of the Borrower and its Subsidiaries multiplied by four (4).
          “Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

          “Applicable Interest Amount” shall mean that portion, measured in dollars, of Additional Interest that the Borrower elects to pay by delivering Magnum Shares.
          “Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Borrower as the office by which its Loans are to be made and maintained.
          “Applicable Share Price” shall mean as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on the immediately preceding Trading Day for Magnum Shares as reported in composite transactions for the Principal Market. If Magnum Shares are not listed for trading on the Principal Market on the relevant date, the Applicable Share Price will be the average of the last quoted bid and ask prices for Magnum Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If Magnum Shares are not so quoted, the Applicable Share Price will be the average of the mid-point of the last bid and ask prices for Magnum Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Lenders and the Borrower for such purpose. Any such determination will be conclusive absent manifest error.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Borrower, in the form of Exhibit B attached hereto.
          “Availability Period” shall mean the period from and including the Closing Date to but excluding the one year anniversary date of the Closing Date.
          “Borrower” shall, prior to the Permitted MLP Transaction, have the meaning set forth in the introductory paragraph hereof and, from and after the consummation of the Permitted MLP Transaction, shall mean the MLP.
          “Borrowing” shall mean a borrowing consisting of Loans made on the same date.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “Capital Expenditures” shall mean, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, including, to the extent applicable, Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Investment permitted by Section 7.4 consummated during or prior to such period.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Interest” shall have the meaning assigned to such term in Section 2.12(a).
          “Change in Control” shall mean (a) prior to the Permitted MLP Transaction, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) Magnum ceases to own and control, directly or indirectly, beneficially and of record, at least 51% of the outstanding shares of the voting equity interests of the Borrower, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors, and (b) from and after the Permitted MLP Transaction, the failure of Magnum at any time to own, directly or indirectly, at least 51% of the general partnership interests in the MLP.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.
          “Closing Fee” shall have the meaning assigned to such term in Section 2.13(b).
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Collateral Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
          “Collateral Agent” shall have the meaning set forth in the introductory paragraph hereof.
          “Collateral Agent Responsible Officer” shall mean any Vice President, Assistant Vice President or Trust Officer in the Corporate Trust Services Department of the Collateral Agent to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with a particular subject.
          “Collateral Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, any Real Estate Documents, the Control Account Agreements, the Perfection Certificate, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Collateral Agent and the Lenders in connection with the foregoing.
          “Commission” shall have the meaning set forth in Section 2.12(d).
          “Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.7 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Commitment is set forth on

Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $50,000,000. For the avoidance of doubt, upon the making of a Loan by such Lender, such Commitment shall be reduced by the principal amount of such Loan as of the date of the making of such Loan.
          “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
          “Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (iv) all other non-cash charges and adjustments (including stock-based compensation, impairment of asset values, non-cash adjustments to asset retirement obligations and other similar items as from time to time required under GAAP) and (v) all non-recurring expenses (including expenses incurred in connection with acquisitions or dispositions permitted by this Agreement) reasonably acceptable to the Required Lenders, in each case determined on a consolidated basis in accordance with GAAP.
          “Consolidated First Lien Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries under the First Lien Credit Agreement measured on a consolidated basis as of such date.
          “Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) and, to the extent applicable, the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).
          “Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains or losses attributable to write-ups or write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary Loan Party, (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (e) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date.
          “Consolidated Total Debt to Capitalization Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) the sum of Consolidated Total Debt plus Net Contributed Capital as of such date, in each case, of each of the Borrower and its Subsidiaries on a consolidated basis.

          “Continuing Director” shall mean, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (b) and (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control Account Agreement” shall mean agreement by and among a Loan Party, the Collateral Agent, the First Lien Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Collateral Agent and the Required Lenders.
          “Controlled Account” shall have the meaning set forth in Section 5.11.
          “Conversion Date” means the date the Borrower achieves a trailing four fiscal quarter Consolidated EBITDA of $25,000,000 or more; provided that the Borrower delivers financial statements to the Lenders demonstrating the same.
          “Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.
          “Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.
          “Current Liabilities” shall mean, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of any date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the revolving and swingline Indebtedness under the First Lien Indebtedness Documents.
          “Dedicated Acreage Agreement” shall mean an agreement evidencing a dedication of all natural gas or natural gas liquid production to the Pipeline from real property.
          “Deeds” shall mean fee deeds, real property leases, or other instruments.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          “Default Interest” shall have the meaning set forth in Section 2.12(c).
          “Discharge of First Lien Obligations” means a “Payment in Full” as defined in the Intercreditor Agreement.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States.
          “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.
          “Easements” means, collectively, all of the right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other agreements conferring upon a Loan Party the surface or subsurface land use rights upon which any Pipeline now held or hereafter acquired by any Loan Party are or will be situated.
          “Embargoed Person” has the meaning assigned to such term in Section 7.15.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, transport, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from, related to or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, (e) any permit, license or other approval required under Environmental Law for the construction or operation of the Pipeline, including the failure to obtain any such permit, license or other approval or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Conditions” shall mean that each of the following conditions is satisfied: (a) during the one year period ending on and including the applicable date of determination, the Borrower shall have delivered Magnum Shares issuable hereunder on a timely basis as set forth in Section 2.12 and (b) no Default or Event of Default shall exist.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
          “ERISA Event” shall mean (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection ..22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (e) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
          “Event of Default” shall have the meaning set forth in Section 8.1.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
          “Exchange Cap” shall have the meaning set forth in Section 2.12(d)(v).
          “Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the Recipient’s net income by the United States (or any political subdivision thereof), by the jurisdiction under the laws of which such Recipient is organized, in which its principal office is located, to which such recipient directs that payments be made or in which such recipient records on its books an interest in this Agreement with respect to any amounts due hereunder, or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction in which such Recipient is located, to which such recipient directs that payments be made or in which such recipient records on its books an interest in this Agreement with respect to any amounts due hereunder, (c) any withholding taxes (including backup withholding) that (i) are imposed on amounts payable to such Recipient at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.19(e), or (iii) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA, or (d) any Taxes to the extent that such Taxes would not have been imposed but for a failure by the Recipient seeking indemnification hereunder to file or supply any forms, returns or other documentation pursuant to Applicable Law that such Recipient is legally permitted to supply or provide, if such form, return or other item has been provided to such Recipient by the Borrower in a form reasonably acceptable to such Recipient in a timely manner, such Recipient will not suffer any unindemnified cost or expense in connection therewith and such form, return or other item does not require Recipient to disclose any information judged in Recipient’s sole discretion to be confidential.
          “FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more burdensome to comply with) and any current or future regulations or official interpretations thereof.
          “FERC” shall mean the Federal Energy Regulatory Commission or any of its successors.
          “Field Producer Contracts” shall mean each contract entered into by the Borrower with counterparties that are producers of natural gas for the purpose of gathering volumes of natural gas for the Pipeline System, including the Triad Gas Gathering Agreement.
          “First Lien Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.
          “First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of the Closing Date by and among the Borrower, the First Lien Agent, and the First Lien Lenders party thereto.
          “First Lien Funding Date” shall have the meaning set forth in the Intercreditor Agreement.
          “First Lien Indebtedness Documents” means (a) the First Lien Credit Agreement, (b) the First Lien Notes, (c) the “Collateral Documents” as defined in the First Lien Credit Agreement, and (d) any other “Loan Document” as defined in the First Lien Credit Agreement.
          “First Lien Lenders” means holders and/or lenders from time to time of (or in respect of) the First Lien Notes.
          “First Lien Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement. Notwithstanding the foregoing, for purposes of the calculation of the First Lien Leverage

Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the First Lien Leverage Ratio shall be calculated on the basis of Annualization Measurement Periods.
          “First Lien Notes” means those certain notes issued by the Borrower to the holders thereof on the Closing Date, together with all other notes, loans, advances or other extension of credit outstanding from time to time under the First Lien Indebtedness Documents, including any notes issued in exchange therefor pursuant to the First Lien Credit Agreement.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
          “Fiscal Year” shall mean any fiscal year of the Borrower.
          “Foreign Person” shall mean any Person that is not a U.S. Person.
          “Foreign Subsidiary” shall mean each Subsidiary of the Borrower other than a Domestic Subsidiary.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Hazardous Materials” shall mean any substance, material or waste regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
          “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Hydrocarbons” shall mean means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (j) all Off-Balance Sheet Liabilities, (k) all Hedging Obligations and (l) prepaid forward sales of Hydrocarbons (other than sales of Hydrocarbons in the ordinary course of business for periods not in excess of three (3) months, which shall be expressly excluded from the definition of “Indebtedness”). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent that such Person is liable therefor. The amount of any Hedging Obligations as of any date shall be deemed to be the net obligations under any Hedging Transaction calculated after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (x) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Independent Engineer” shall mean AFEnergy LLC.
          “Independent Engineer’s Report” shall mean that certain report of the Independent Engineer dated as of August 9, 2011 for the benefit of the Lenders.
          “Initial Borrower” shall mean Eureka Hunter Pipeline, LLC, a Delaware limited liability company.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the Collateral Agent and the First Lien Agent, as in effect as of the date hereof and as amended or otherwise modified from time to time in accordance with the terms hereof.
          “Interest Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date. Notwithstanding the foregoing, for purposes of the calculation of the Interest Coverage Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the Interest Coverage shall be calculated on the basis of Annualization Measurement Periods.
          “Interest Payment Date” shall have the meaning set forth in Section 2.12(b).
          “Investments” shall have the meaning set forth in Section 7.4.
          “Lenders” shall have the meaning set forth in the introductory paragraph hereof.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Loan Documents” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Collateral Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
          “Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.2.
          “Magnum” shall mean Magnum Hunter Resources Corporation, a Delaware corporation.

          “Magnum Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated April 13, 2011 (as amended by the First Amendment to Second Amended and Restated Credit Agreement effective as of June 30, 2011, as amended by the Second Amendment to Second Amended and Restated Credit Agreement dated as of August 16, 2011and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, and including any extensions, renewals and replacements thereof.
          “Magnum Shares” shall have the meaning set forth in Section 2.12(d).
          “Make-Whole Amount” shall mean, with respect to any Loans as of any date of determination, the present value at such date of (a) the prepayment fee set forth in Section 2.10(b)(i) calculated with respect to such Loans as of the first date that a prepayment may be made under Section 2.10(b)(i) and (b) all interest payments that would be required under this Agreement on such Loans from such date of determination through the 18-month anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate as of such date of determination plus 50 basis points.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the rights and remedies of the Collateral Agent or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
          “Material Agreements” shall mean (a) any Dedicated Acreage Agreements, (b) any Field Producer Contracts and (c) all other agreements, documents, contracts, indentures and instruments (including, without limitation, any gas gathering, gas transportation, gas processing, interconnect, facilities, gas storage, gas marketing or similar agreement with respect to its midstream business and any acreage dedication agreement) pursuant to which (i) any Loan Party is obligated to make payments in any twelve month period of $2,500,000 or more, (ii) any Loan Party expects to receive revenue in any twelve month period of $2,500,000 or more or (iii) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
          “Material Indebtedness” shall mean any Indebtedness (other than the Loans) of the Borrower or any of its Subsidiaries individually or in an aggregate outstanding principal amount exceeding $2,875,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Material Real Estate” shall mean (a) (i) as of the Closing Date, all rights-of-way, Easements and similar interests of any Loan Party (x) upon which any Pipeline is situated or (y) that are necessary to accomplish the Milestones and (ii) from and after the date that is 20 Business Days following the Closing Date (or such earlier date as the Borrower shall comply with the requirements of Section 5.19(c)), all rights-of-way, Easements and similar interests then held or thereafter acquired by any Loan Party, (b) the fee owned property where the Processing Plant is to be constructed and (c) each parcel of fee owned real property with a value (including improvements thereon) of at least $1,000,000.
          “Maturity Date” shall mean August 16, 2018.
          “Maximum Lawful Rate” shall have the meaning set forth in Section 10.12.

          “Maximum Percentage” shall have the meaning set forth in Section 2.12(d).
          “Midstream Activities” shall mean, with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of Hydrocarbons, including that used for fuel or consumed in the foregoing activities, and all other business reasonably related or complimentary thereto.
          “Milestones” shall mean each of the events set forth on Schedule II.
          “MLP” shall mean the master limited partnership to be formed as part of the Permitted MLP Transaction.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgaged Property” shall mean, collectively, the Material Real Estate subject to the Mortgages.
          “Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Collateral Agent from time to time, all in form and substance satisfactory to the Collateral Agent and the Lenders.
          “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
          “Net Contributed Capital” shall mean, as of any date of determination, without duplication, (a) the consolidated contributed cash equity of the Borrower and its Subsidiaries (which shall be deemed to include, for the avoidance of doubt, cash payments made by Magnum or its applicable Affiliate prior to the Closing Date in connection with the Processing Plant Agreements or the Pipeline System), (b) any franchise tax payments made to the State of West Virginia by the Borrower from cash on hand in an amount not to exceed (i) $250,000 in any Fiscal Year through Fiscal Year 2014 or (ii) $0 in Fiscal Year 2015 and thereafter, and (c) consolidated book value of assets contributed to the Borrower and its Subsidiaries as described in clause (i) of Schedule 7.4(l) in an amount not to exceed $2,500,000 minus any cash distributions or withdrawals on account of their respective Equity Interests.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates (including, for the avoidance of doubt, Magnum) or any of their securities or loans.

          “Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Note” shall mean any promissory note issued to a Lender (or, if requested by such Lender, to such Lender and its registered assigns) pursuant to Section 2.9(b).
          “Notice of Borrowing” shall have the meaning set forth in Section 2.3.
          “Obligations” shall mean all amounts owing by the Loan Parties to the Collateral Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Collateral Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
          “Other Taxes” shall mean any and all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; provided, that Other Taxes shall not include any Indemnified Taxes (which are already provided for hereunder) or any Excluded Taxes.
          “Participant” shall have the meaning set forth in Section 10.4(d).
          “Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
          “Payment Office” shall mean (a) with respect to PennantPark, the office of PennantPark located at 590 Madison Avenue, 15th Floor, New York, New York, 10022 and (b) with respect to any other Lender, any location in New York, New York as to which such Lender shall have given written notice to the Borrower and the other Lenders.
          “PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.
          “Permitted Encumbrances” shall mean:
          (a) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
          (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; and
          (h) ordinary, customary and other encumbrances of record that do not materially detract from the value or use of the affected property and other encumbrances reasonably acceptable to the Required Lenders and issued with respect to any Mortgaged Property.
          “Permitted Investments” shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
          (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
          (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
          (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Permitted MLP Transaction” shall mean a transaction in which the Borrower converts to a master limited partnership or Magnum or an Affiliate sells, exchanges or contributes the membership interests in the Initial Borrower to a newly formed limited partnership that is or will become the MLP, or to the partners thereof, in exchange for partnership interests, cash or other consideration; provided, that the MLP will contemporaneously comply with Section 5.14 hereof and become the substitute Borrower and the Initial Borrower will become a Subsidiary Loan Party under this Agreement; provided, further, that no Permitted MLP Transaction may occur prior to the Conversion Date or at any time an Event of Default exists.
          “Permitted Tax Distributions” shall mean tax distributions by a Loan Party (so long as such Loan Party is treated as a pass-through or disregarded entity) to its members (“Tax Distributions”) (i) on a quarterly basis, pro rata in proportion to their respective percentage interests in such Loan Party (except as otherwise required below), so long as the aggregate amount of such Tax Distributions does not exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such taxable year, less the amount paid, if any, with respect to prior quarters of such taxable year; and (ii) on an annual basis after the end of such Loan Party’s taxable year, to the extent necessary so that the sum of the amounts so distributed under this clause (ii) and the amounts distributed under clause (i) above equals the minimum aggregate amount (the “Applicable Tax”) that must be distributed to provide each member with an amount that equals the product of (1) the sum of all items of taxable income or gain allocated to such member for such taxable year less all items of deduction, loss and the loss equivalent of tax credits allocated to such member (or, to the extent applicable, its predecessors in interest) for such taxable year and all prior taxable years to the extent not previously offset by taxable income or gain allocated to such member (or, to the extent applicable, its predecessors in interest) and (2) a percentage equal to [(100%-B) x A] + B, where “A” is the highest marginal federal income tax rate applicable to a corporation or individual (as appropriate) for such preceding taxable year and “B”, with respect to each member, is the highest marginal state income tax rate applicable to such member for such preceding taxable year; provided that if the amount distributed to the members of such Loan Party pursuant to clause (i) for the taxable year exceeds the Applicable Tax for such taxable year (including where the amounts included in taxable income of such Loan Party for such taxable year are decreased as a result of an audit, amended return or otherwise), then such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years.
          “Permitted Third Party Bank” shall mean any Lender with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the transportation of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by any Loan Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.
          “Pipeline Systems” means, collectively, all of the Pipeline and Real Estate and Easements related thereto.
          “Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
          “Platform” shall have the meaning set forth in Section 10.1(c).
          “Pledge Agreement” shall mean that certain Non-Recourse Pledge Agreement, dated as of the date hereof, executed by Triad, in favor of the Collateral Agent for the benefit of the Lenders, pursuant to which Triad shall pledge all of the Equity Interests of the Borrower.
          “Principal Market” shall mean, at any time, the principal securities exchange or automated quotation system on which the Common Stock is then listed, quoted or traded at such time.
          “Pro Rata Share” shall mean with respect to any Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Credit Exposure), and the denominator of which shall be the sum of all Commitments of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, Credit Exposure of all Lenders).
          “Processing Plant” shall mean the Thomas Russell Company 200 MM Cryogenic Plant (TRJ-252).
          “Processing Plant Agreements” shall mean that certain Amended and Restated Fixed Price Ex-Works Plant Equipment Contract TRJ-252 for a Thomas Russell Company 200 MM Cryogenic Plant, dated January 4, 2011 and all other rights and agreements of Magnum in connection with the Processing Plant and related equipment.

          “Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.
          “Real Estate” shall mean all real property owned or leased by the Loan Parties, including all Easements.
          “Real Estate Documents” shall mean, collectively, all Mortgages and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Collateral Agent and the Lenders in connection with the foregoing.
          “Recipient” shall mean any Lender.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Lenders having outstanding unused Commitment and Credit Exposure representing more than 50% of the sum of the total unused Commitment and total Credit Exposure at such time.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean the president or a vice president of the Borrower or any Subsidiary or such other representative of the Borrower or such Subsidiary as may be designated in writing by any one of the foregoing with the consent of the Required Lenders.

          “Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof, or any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.
          “Rule 144” shall have the meaning set forth in Section 2.12(d).
          “S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.
          “Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “Secured Parties” shall mean the Collateral Agent and the Lenders.
          “Security Agreement” shall mean the Second Lien Guaranty and Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties.
          “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
          “Specified Equity Contribution” shall have the meaning set forth in Section 6.3.
          “State Pipeline Regulatory Agency” shall mean in the State of West Virginia the West Virginia Public Service Commission and any successor Governmental Authority thereto, and in any other state, any Governmental Authority performing a regulatory function similar to the foregoing.
          “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Security Agreement.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement. Notwithstanding the foregoing, for purposes of the calculation of the Total Leverage Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the Total Leverage Ratio shall be calculated on the basis of Annualization Measurement Periods.
          “Trading Days” shall mean any day on which shares of Common Stock are traded on a the Principal Market; provided that “Trading Day” shall not include any day on which shares of Common Stock are scheduled to trade on the Principal Market for less than 4.5 hours or any day that shares of Common Stock are suspended from trading during the final hour of trading on the Principal Market (or if the Principal Market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
          “Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
          “Triad” shall mean Triad Hunter, LLC, a Delaware limited liability company.
          “Triad Gas Gathering Agreement” shall mean that certain Gas Gathering Services Agreement, dated as of August 15, 2011, between Triad and the Borrower.
          “Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.
          “United States” or “U.S.” shall mean the United States of America.
          “U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
          “U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.19(e)(ii).
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” shall mean the Borrower, any other Loan Party or any Lender, as applicable.
     Section 1.2. [Reserved].
     Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Lenders that the Borrower wishes to amend any provision to eliminate the effect of any change in GAAP on the operation of such provision (or if the Required Lenders notify the Borrower that the Required Lenders wish to amend any provision for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. It is understood and agreed that, solely with respect to any change in GAAP after the Closing Date with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on the Closing Date will not be treated as a capital lease hereunder solely as a result of such change in GAAP after the Closing Date. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
     Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in New York, New York, unless otherwise indicated.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1. General Description of Facility. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower, from time to time during the Availability Period, in accordance with Section 2.2.
     Section 2.2. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount not to exceed its unused Commitment in effect at such time. As compensation for the funding of each Lender’s Loans, all Loans made hereunder (excluding the initial Loans made on the Closing Date) shall be funded at a price equal to 97.5% of the par value thereof. Amounts repaid in respect of the Loans may not be reborrowed.
     Section 2.3. Procedure for Borrowings. The Borrower shall give the Lenders written notice (or telephonic notice promptly confirmed in writing) of each Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”), prior to 11:00 a.m. (New York City time) one (1) Business Day prior to the requested date of each Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The aggregate principal amount of each Borrowing shall not be less than $5,000,000 or a larger multiple of $1,000,000.
     Section 2.4. [Reserved].
     Section 2.5. Funding of Borrowings.
          (a) Each Lender will make available to the Borrower each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York City time) to an account designated by the Borrower to the Lenders.
          (b) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.6. [Reserved].
     Section 2.7. Termination of Commitment. Unless previously terminated, the aggregate principal amount of the Commitment shall terminate at 5:00 p.m. (New York City time) on the one year anniversary of the Closing Date to the extent such amount of Commitment is not funded prior to such time.

     Section 2.8. Repayment of Loans. To the extent not previously paid, all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.
     Section 2.9. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. Each Lender shall maintain appropriate records in which shall be recorded (i) the amount of each Loan made hereunder by such Lender, (ii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to such Lender hereunder in respect of the Loans and (iii) both the date and amount of any sum received by such Lender hereunder from the Borrower in respect of the Loans and such Lender’s share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.10. Optional Prepayments.
          (a) Subject to any restrictions with respect thereto set forth in the Intercreditor Agreement, the Borrower shall have the right, at any time and from time to time after the eighteen-month anniversary of the Closing Date, to prepay any Borrowing, in whole in principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lenders no later than 11:00 a.m. (New York City time) not less than three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment, the principal amount of each Borrowing or portion thereof to be prepaid and each Lender’s Pro Rata Share of any such prepayment; provided that, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower by notice to the Lenders on or prior to the specified effective date if such condition is not satisfied. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(b). Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
          (b) Subject to prior notice in accordance with Section 2.10(a), the Borrower may prepay the Loans at any time as follows:
          (i) at any time after the eighteen-month anniversary of the Closing and prior to the second anniversary of the Closing Date, with a premium equal to 6.50% of the principal amount prepaid;

          (ii) at any time on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, with a premium equal to 5.50% of the principal amount prepaid;
          (iii) at any time on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, with a premium equal to 3.50% of the principal amount prepaid;
          (iv) at any time on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, with a premium equal to 1.50% of the principal amount prepaid; and
          (v) at any time after the fifth anniversary of the Closing Date, without premium or penalty.
     Section 2.11. Mandatory Prepayments. Immediately upon the occurrence of a Change of Control, the Borrower shall prepay the Obligations in an amount equal to par plus (i) in the case of a Change of Control on or prior to the eighteen-month anniversary of the Closing Date, the Make-Whole Amount and (ii) in the case of a Change of Control after the 18-month anniversary of the Closing Date, the applicable prepayment premium set forth in Section 2.10(b).
     Section 2.12. Interest on Loans.
          (a) Cash Interest and Additional Interest. Interest shall be payable on the principal amount of the Loans at a fixed rate equal to (i) 9.75% per annum, payable in cash (all interest payable pursuant to this clause (i) referred to herein as “Cash Interest”), and (ii) 2.75% per annum (increasing to 3.75% per annum on and at all times after the first date following the Closing Date on which a Loan Party incurs any Indebtedness, other than Loans, in excess of $1,000,000), payable in cash (all interest payable pursuant to this clause (ii) referred to herein as “Additional Interest”), in each case, subject to Section 2.12(d) below.
          (b) Interest Payment Dates. Interest on the principal amount of the Loans (including Additional Interest) shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof and shall be payable (i) on the last day of each March, June, September and December (each such day, and “Interest Payment Date”) (commencing on September 30, 2011) in arrears; (ii) on the date of any prepayment or repayment of the Loans, with respect to that portion of the Loans being prepaid or repaid, and (iii) on maturity of the Loans, whether by acceleration or otherwise. All Default Interest shall be payable in cash on demand.
          (c) Default Interest. Notwithstanding subsections (a) or (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Loans, payable in cash on demand, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for the Loans (including Cash Interest and Additional Interest).
          (d) Equity Interest Payments.
          (i) Periodic Payments of Interest with Equity. Notwithstanding Section 2.12(a) above, at the Borrower’s option, on each Interest Payment Date, the Borrower may pay all or any portion of the Additional Interest due on such Interest Payment Date, by issuing, or causing to be issued, to the Lenders, or otherwise delivering to the Lenders, fully paid and non-assessable shares of common stock of Magnum (“Magnum Shares”).

          (ii) Conditions. Notwithstanding the foregoing, the Borrower shall be permitted to prepay interest pursuant to Section 2.12(d)(i) or pay interest pursuant to Section 2.12(d)(ii), only if:
     (A) all of the Equity Conditions have been met during the 20 Trading Days immediately prior to the date such payment is made through and including the date such Magnum Shares are issued to the Lenders;
     (B) the Borrower shall have given the Lenders at least 10 Business Days notice of its intent to pay interest by delivering Magnum Shares; and
     (C) on the applicable Interest Payment Date (with respect to a payment pursuant to Section 2.12(d)(ii)), the Borrower shall have delivered to each Lender’s account with The Depository Trust Company a number of Magnum Shares to be applied against the applicable interest payment or prepayment equal to the quotient of the Applicable Interest Amount divided by the Applicable Share Price.
          (iii) Beneficial Ownership. For so long as the common stock of Magnum is registered pursuant to Section 12 of the Exchange Act, the Borrower shall not be entitled to pay or prepay interest pursuant to this Section 2.12(d), to the extent (but only to the extent) that after giving effect to such exercise, a Lender would become the Beneficial Owner of more than 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock of Magnum outstanding immediately after giving effect to such conversion. For purposes of this Section 2.12(d)(iv), in determining the number of outstanding shares of Magnum Common Stock, a Lender may rely on the number of outstanding shares of Magnum Common Stock as reflected in (x) Magnum’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by Magnum or (z) any other notice by Magnum or its transfer agent setting forth the number of shares of Magnum Common Stock outstanding. For any reason at any time, upon the written or oral request of a Lender, the Borrower shall within one Trading Day confirm orally and in writing to the Lenders the number of shares of Magnum Common Stock then outstanding. By written notice to the Borrower, the Required Lenders may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first day after such notice is delivered to the Borrower.
          (iv) Principal Market Regulation. The Borrower shall not be permitted to issue shares of Magnum Common Stock pursuant to this Section 2.12 to the extent the issuance of such shares of Magnum Common Stock would exceed the aggregate number of shares of Magnum Common Stock which Magnum may issue pursuant to this Section 2.12 without breaching Magnum’s obligations under the rules and regulations of the Principal Market (the “Exchange Cap”). The Lenders shall not be issued in the aggregate, pursuant to this Section 2.12, shares of Magnum Common Stock in an amount greater than the Exchange Cap. In the event that the Lenders shall sell or otherwise transfer any portion of the Loans, the transferee shall be allocated a pro rata portion of the Exchange Cap, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap allocated to such transferee.
     (v) Exercise Mechanics.
     (A) Rights as Shareholder. Upon each Interest Payment Date on which the Borrower elects to make a payment or prepayment of interest pursuant to this Section 2.12,

Lenders shall be deemed to be the holder of record of the applicable number of Magnum Shares issued or delivered pursuant to this Section 2.12, notwithstanding that the stock transfer books of Magnum shall then be closed or that certificates representing such Magnum Shares shall not then be actually delivered to the Lenders.
     (B) Investment Intent. The Lenders acknowledge that the Magnum Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws and that the following legend may be placed on any certificate evidencing Magnum Shares:
     THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
     (C) Taxes and Other Expenses. The Borrower shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Magnum Shares pursuant to this Section 2.12, and the issuance of certificates for Magnum Shares shall be made without charge to the Lenders for any such taxes or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Borrower.
     (D) Delivery of Share Certificates. Each Lender entitled to receive Magnum Shares pursuant to this Section 2.12 shall be entitled to receive a certificate for the number of Magnum Shares to which it is entitled in lieu of interest. Certificates for such shares shall be delivered to the Lenders within three Trading Days after the applicable Interest Payment Date. Nothing herein shall limit a Lender’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing common shares as required pursuant to this Section 2.12.
The Borrower agrees to cause Magnum to remain subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (or any other federal agency at the time administering the Securities Act, the “Commission”) which may at any time permit the sale of Magnum Shares to the public without registration, the Borrower agrees to cause Magnum to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (“Rule 144”); (b) file with the Commission in a timely manner all reports and other documents required of Magnum under the Securities Act and the Exchange Act; and (c) so long as a Lender owns any Magnum Shares, to furnish to each Lender forthwith upon request a written statement by Magnum as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Magnum, and such other reports and documents of Magnum and other information in the possession of or reasonably obtainable by the Borrower or Magnum as such Lender may reasonably request.
          (vi) For the avoidance of doubt, if the Borrower is unable to pay interest in Magnum Shares pursuant to Section 2.12(d) as a result of Section 2.12(d)(iii), (iv) or (v), such interest shall be payable in cash.
          (e) AHYDO Considerations. Notwithstanding the foregoing, the Borrower shall make cash interest payments in respect of the Loans at all times on or after the fifth anniversary of the Closing Date in such amount as shall be necessary for the Loans not to be treated as “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code.
     Section 2.13. Fees.
          (a) The Borrower shall pay to each Lender for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and such Lender.
          (b) The Borrower agrees to pay to each Lender, as compensation for the funding on the Closing Date of such Lender’s Loans, a closing fee in an amount equal to 2.50% of the principal amount of such Lender’s Loans made on the Closing Date (the “Closing Fee”) (which fee shall be payable (i) in cash on the Closing Date or (ii) in Magnum Shares on the date that is 10 Business Days following the Closing Date; provided that, in the case of clause (ii), as of the date of such payment, the Equity Conditions shall have been satisfied and the Borrower shall have delivered to each Lender’s account with The Depository Trust Company 166,000 Magnum Shares at a price equal to $4.6687.
     Section 2.14. Computation of Interest and Fees.
          Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.15. [Reserved].
     Section 2.16. [Reserved].
     Section 2.17. [Reserved].
     Section 2.18. [Reserved].
     Section 2.19. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

          (b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be required to indemnify any Recipient pursuant to this Section 2.19(c) for any Indemnified Taxes or Other Taxes to the extent such written demand is made by such Recipient more than 180 days after the date on which such Recipient received written notice of the imposition or assertion of such Indemnified Taxes or Other Taxes from the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient shall be conclusive, absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to each Lender an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.
          (e) Tax Forms.
          (i) Any Lender that is a U.S. Person shall deliver to the Borrower, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
          (ii) Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower, deliver to the Borrower (in such number of copies as shall be requested by the Borrower), whichever of the following is applicable:
     (A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
     (C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
     (D) if such Lender is not the beneficial owner, duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, any applicable withholding statement and/or other certification documents from each beneficial owner, as applicable.
          (iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower of its inability to update such form or certification.
          (iv) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.19(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19 if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     Section 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or of amounts payable under Section 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of each Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to each Lender at the applicable Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Collateral Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Credit

Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 2.21. [Reserved].
     Section 2.22. [Reserved].
     Section 2.23. Mitigation of Obligations. If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
     Section 2.24. Replacement of Lenders. If (a) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or (b) any Lender withholds its consent (when all other required consents have been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.19) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS
     Section 3.1. Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Collateral Agent and the Lenders (including the fees and expenses of Graves & Co. and the reasonable fees, charges and disbursements of (i) a single counsel to the Lenders and a single local counsel to the Lenders in each applicable jurisdiction and (ii) a single counsel to the

Collateral Agent and a single local counsel to the Collateral Agent in each applicable jurisdiction) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with any Lender. The Borrower shall have pre-paid all recording and filing costs with respect to the Mortgages, as identified by the Lenders to the Borrower.
          (b) The Lenders (or their counsel) shall have received the following, each to be in form and substance satisfactory to each Lender:
          (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Lenders (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
          (ii) a counterpart of the Intercreditor Agreement, duly executed by the First Lien Agent and acknowledged by the Loan Parties;
          (iii) a counterpart of a Notice of Borrowing, duly executed by the Borrower requesting Loans on the Closing Date in an aggregate principal amount equal to $31,000,000;
          (iv) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
          (v) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;
          (vi) a written opinion of Fulbright and Jaworski, counsel to the Loan Parties, and a written opinion of Steptoe & Johnson PLLC, each addressed to the Collateral Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Collateral Agent or the Required Lenders shall reasonably request;
          (vii) a certificate dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Loan, (x) no Default or Event of Default exists, and (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (other than the representations and warranties that are made as of a specific date, in which case such representations and warranties are true and correct as of such date);
          (viii) all consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

          (ix) copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended June 30, 2011 and (B) financial projections on a quarterly basis for the Fiscal Year ending December 31, 2011 and annually thereafter through December 31, 2015;
          (x) a certificate, dated the Closing Date and signed by a Responsible Officer of each Loan Party, confirming that the Loan Parties, taken as a whole, are Solvent before and after giving effect to the funding of the initial Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;
          (xi) evidence, in form and substance satisfactory to the Lenders, that Magnum has contributed to the Borrower at least $30,000,000 in cash equity;
          (xii) the Security Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Collateral Agent or the Required Lenders in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal names of the Loan Parties, as requested by the Collateral Agent or the Required Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, and (C) a Perfection Certificate, duly completed and executed by the Borrower;
          (xiii) the Pledge Agreement, duly executed by Triad, together with (A) any original certificates evidencing all issued and outstanding shares of Equity Interests pledged to the Collateral Agent under the Pledge Agreement and (B) stock or membership interest powers or other appropriate instruments of transfer executed in blank;
          (xiv) Mortgages covering all Material Real Estate as of the Closing Date, duly executed by the appropriate Loan Party, together with (a) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered by the appropriate Loan Party and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all West Virginia mortgage taxes and all filing, documentary, stamp, intangible and recording taxes and fees have been paid, (b) evidence that all other actions (other than actions requiring notices to or consents from account debtors, counterparties or other third parties) that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken, and (c) a satisfactory report from Graves & Co. with respect to the rights of way for the Pipeline System;
          (xv) copies of all Material Agreements;
          (xvi) duly executed Triad Gas Gathering Agreement with terms and conditions satisfactory to the Lenders;
          (xvii) certificates of insurance, in form and detail acceptable to the Collateral Agent and the Lenders, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Collateral Agent as loss payee or additional insured, as the case may be and subject to the rights of the lenders under the First Lien Credit Agreement as set forth in the Intercreditor Agreement;
          (xviii) completion by the Lenders of all due diligence with respect to the Borrower and its Subsidiaries and all legal and environmental due diligence, in each case, to the satisfaction of the Lenders;
          (xix) all conditions precedent to the closing under the First Lien Credit Agreement shall have been or, concurrently with the Closing Date and funding of the Loans, shall be satisfied. The Lenders shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of each First Lien Indebtedness Document as originally executed and delivered, together with all exhibits and schedules thereto;
          (xx) from each Loan Party, all documentation and other information that each Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
          (xxi) the Independent Engineer’s Report, including the feasibility study in form and substance satisfactory to the Lenders; and
          (xxii) the Master Services Agreement, duly executed by the Borrower and Apex Pipeline Services, Inc. in respect of the Pipeline construction.
          (c) The Borrower shall have a Consolidated Total Debt to Capitalization Ratio of equal to or less than sixty percent (60%).
     Section 3.2. Conditions to Each Credit Event During the Availability Period. During the Availability Period, the obligation of each Lender to make a Loan on the occasion of any Borrowing (including, for the avoidance of doubt, any Borrowing on the Closing Date) is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, and those representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and
          (c) the Borrower shall have delivered the required Notice of Borrowing; and
          (d) with respect to any Borrowing after the Closing Date, the Borrower shall have completed the actions required pursuant to Section 5.19(c) (irrespective of any time period provided therein for completion of such actions).
          Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Collateral Agent and each Lender as follows:
     Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate in any material respect any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate in any material respect or result in a default under any Material Agreement of the Borrower or any of its Subsidiaries or any of its assets that would result in a termination of such Material Agreement or give rise to a right to terminate such Material Agreement, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
     Section 4.4. Financial Statements. The Borrower has furnished to each Lender the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2011, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the aforementioned statements. Since June 30, 2011, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     Section 4.5. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5 and except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 4.6. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, including, without limitation, all FERC regulations and orders, to the extent applicable, and all applicable State Pipeline Regulatory Agency regulations and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in the case of clauses (a) and (b), where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
     Section 4.8. Taxes. The Loan Parties and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP and (b) to the extent failure to make such payment could not reasonably be expected to result in liability in excess of $250,000, individually or in the aggregate. The charges, accruals and reserves on the books of the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
     Section 4.10. ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
     Section 4.11. Ownership of Property; Insurance.
          (a) Each of the Loan Parties has good title to, or valid leasehold interests in, all of its real and personal property and Easements material to the operation of its business, including all properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties are valid and subsisting and are in full force. As of the Closing Date, Schedule 4.11 sets forth a complete and accurate list of all Material Real Estate, showing as of the date hereof the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. At all times on and after the date that Schedule 4.11 is supplemented pursuant to Section 5.19(d) hereof, Schedule 4.11 sets forth all Real Estate and Easements owned or leased by each Loan Party as of such date or on the date of any update to such Schedule delivered pursuant to Section 5.1(h), as applicable, showing as of such date the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. Except as set forth on Schedule 4.11, no portion of such Real Estate or Easements is located in a special flood hazard area as designated by any Governmental Authority as of the Closing Date.

          (b) Each Pipeline is covered by Deeds or Easements in favor of the Loan Parties, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the appropriate public or official records of the county or parish where the property covered thereby is located or with the office of the applicable State Pipeline Regulatory Agency, except where the failure of the Pipeline to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent the failure could not reasonably be expected to have a Material Adverse Effect, the fee Deeds or Easements granted to the Loan Parties that cover any Pipeline establish a contiguous and continuous right of way for such Pipeline System such that the Loan Parties are able to construct, operate, and maintain the Pipeline System in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
          (c) There is no (i) breach or event of default on the part of any Loan Party with respect to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System, (ii) to the knowledge of any Responsible Officer of the Borrower, breach or event of default on the part of any other party to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Loan Party with respect to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System or, to the knowledge of any Responsible Officer of the Borrower, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Deeds or Easements granted to the Borrower or any other Loan Parties that cover any of the Pipeline Systems (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Loan Party party thereto in accordance with their terms (subject to the effect of any applicable debtor relief laws and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Loan Parties have been duly paid in accordance with the terms of the Deeds or Easements except, in each case, to the extent that a failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (d) Each Pipeline is located within the confines of the Deeds or Easements and does not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment could not reasonably be expected to have a Material Adverse Effect.
          (e) The material properties used or to be used in the Midstream Activities of the Loan Parties are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure could not reasonably be expected to have a Material Adverse Effect. The properties of the Loan Parties have not been affected, since December 31, 2010, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy in each case that either (i) could reasonably be expected to have a Material Adverse Effect or (ii) for which repair, restoration or replacement has not been commenced and/or completed in a manner, or with substitute assets, that, in the commercially reasonable judgment of the Borrower, make such affected properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected Properties prior to such occurrence.
          (f) No condemnation proceeding has been commenced or, to the knowledge of any Responsible Officer of the Borrower, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Pipeline System except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (g) Each of the Loan Parties owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe in any material respect on the rights of any other Person.
          (h) The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
     Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Collateral Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that actual results may vary and that such variances may be material).
     Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties, taken as a whole, are Solvent.
     Section 4.16. Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

     Section 4.17. Collateral Documents.
          (a) The Security Agreement is effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Equity Interests pledged pursuant to the Security Agreement or the Pledge Agreement are delivered to the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Equity Interests shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
          (b) Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Material Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Material Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.
          (c) No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
     Section 4.18. Material Agreements. As of the Closing Date, (a) all Material Agreements of the Loan Parties are described on Schedule 4.18, and each such Material Agreement is in full force and effect and (b) except as set forth on Schedule 4.18, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Lenders a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
     Section 4.19. [Reserved].
     Section 4.20. OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.
     Section 4.21. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 4.22. State and Federal Regulation.
     (a) None of the Loan Parties is a “natural gas company” under the Natural Gas Act. Neither the Pipeline System nor any portion of the Pipeline System is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act, and neither the Pipeline System nor any portion of the Pipeline System operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act (collectively with respect to both natural gas and liquid pipelines, “Interstate Pipelines”).
     (b) The intrastate pipeline operations that comprise the Pipeline Systems are subject to regulation by the State Pipeline Regulatory Agencies. Each Loan Party that owns pipelines and conducts pipeline operations has followed prudent practice in the hydrocarbon transportation, processing and distribution industries, as applicable. Except as set forth on Schedule 4.22, no Loan Party that owns any interest in any of the Pipeline Systems has been or is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to the Pipeline Systems. There is no reason to believe that any complaint, investigation or other proceeding set forth on Schedule 4.22, individually or in the aggregate, could result in a Material Adverse Effect.
     (c) Each applicable Loan Party is in compliance, in all material respects, with all rules, regulations and orders of all State Pipeline Regulatory Agencies applicable to the Pipeline Systems.
     (d) As of the Closing Date, no Loan Party is liable for any refunds or interest thereon as a result of an order from any State Pipeline Regulatory Agency with jurisdiction over the Pipeline Systems.
     (e) Without limiting the generality of Section 4.1 of this Agreement, except as listed on Schedule 4.22, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Loan Party from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems, or to transport, process and/or distribute hydrocarbons under existing contracts and agreements as the Pipeline Systems are presently being owned, operated and maintained.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 5.1. Financial Statements and Other Information. The Borrower will deliver to each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Hein & Associates LLP or other independent public accountants reasonably acceptable to the Required Lenders (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) (i) for each Fiscal Quarter ending on or prior to December 31, 2012, as soon as available and in any event (x) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and (y) within 60 days after the end of the last Fiscal Quarter of each Fiscal Year of the Borrower and (ii) after December 31, 2012, as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;
          (c) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b)(i) of this Section), a Compliance Certificate signed by a Responsible Officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
          (d) concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Event of Default in respect of the financial covenants set forth in Article VI;
          (e) as soon as available and in any event within 45 days after the end of the calendar year (and, if the Borrower shall elect to more frequently deliver a budget to the First Lien Agent, concurrently with any such delivery to the First Lien Agent), forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (g) promptly, and in any event within 30 days after the end of each month, volumetric reports of the gas throughput with respect to the Pipeline Systems;

          (h) concurrently with the delivery of the financial statements referred to in subsection (a) above, a report supplementing Schedule 4.11, including an identification of all owned and leased Real Estate and Easements disposed of by any Loan Party during such six-month period, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate or Easements acquired or leased during such twelve-month period, and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Required Lenders;
          (i) concurrently with the delivery of the financial statements referred to in subsection (a) above, (i) a report of all new Material Agreements executed during such year and all Material Agreements that expired, terminated or were otherwise not renewed or extended (to the extent such Material Agreements would expire or terminate within 6 months of the date of such report if not renewed or extended) during such year, and (ii) a certificate of a Responsible Officer of the Borrower either confirming that there has been no change in the information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;
          (j) (i) promptly, and in any event within 30 days, following any request by PennantPark therefor, the information required to complete Small Business Administration Form 652 and Form 480 and (ii) for so long as PennantPark SBIC LP is a Lender, within ninety (90) days after the request of PennantPark SBIC LP, the Borrower shall provide to PennantPark SBIC LP (i) the information required to complete the Economic Data for Portfolio Concerns section of Small Business Administration Form 468 (attached hereto as Exhibit 5.1(j)) and (ii) a list of holders (other than PennantPark SBIC LP) of the Loans; and
          (k) any liquidity model delivered to the First Lien Agent, concurrently with any such delivery to the First Lien Agent; and
          (l) promptly, and in any event within 30 days, following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Loan Parties as the Collateral Agent or any Lender may reasonably request.
Notwithstanding anything to the contrary, no Loan Party shall be under any obligation to (and shall not) deliver material non-public information with respect to Magnum to any Public Lender, except in connection with an amendment, consent or waiver of a Loan Document as expressly permitted by Section 5.17.
     Section 5.2. Notices of Material Events. The Borrower will furnish to the Collateral Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, including any permit, license or other approval required for the construction or operation of the Pipeline, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) promptly and in any event within 30 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;
          (e) the occurrence of any event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
          (f) prompt notice of any termination, expiration or loss of any Material Agreement (other than any termination or expiration that occurs in accordance with the terms of such Material Agreement);
          (g) any form of material notice, summons, citation, proceeding or order received from any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems that would materially and adversely affect the Lenders, the Borrower or its Subsidiaries or the Pipeline System;
          (h) any challenge to title of the Borrower and its Subsidiaries to any Deed or Easement with respect to a material portion of the Pipeline Systems;
          (i) the first date following the Closing Date upon which the Borrower incurs any Indebtedness (other than the Loans) in excess of $1,000,000; provided that the failure to deliver such notice shall not affect the Borrower’s obligation to pay Additional Interest at the increased rate pursuant to Section 2.12(a) upon the incurrence of such Indebtedness); and
          (j) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          The Borrower will furnish to the Collateral Agent and each Lender, promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or legal structure, (iii) in any Loan Party’s federal taxpayer identification number or organizational number or (iv) in any Loan Party’s jurisdiction of organization.
          Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

     Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
     Section 5.7. Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Collateral Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Collateral Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be required to reimburse a single Person for one such visit per Fiscal Year, whether by the Collateral Agent and/or the Lenders.
     Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business (including, without limitation, all Pipeline Systems) in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) (i) maintain or cause the maintenance of the interests and rights (A) which are necessary to maintain the Easements for the Pipeline Systems and to maintain the other Real Estate associated therewith, and (B) which individually and in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (c) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Collateral Agent or the Required Lenders, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Loan Parties in accordance with this Section, and (d) subject to the terms of Section 3.2, at all times shall name the Collateral Agent as additional insured on all liability policies of the Loan Parties and as loss payee (pursuant to a loss payee endorsement approved by the Required Lenders), in each case subject to the terms of the Intercreditor Agreement, on all casualty and property insurance policies of the Loan Parties.
     Section 5.9. Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to finance capital improvements with respect to the build-out of the Pipeline System located in northern West Virginia and Ohio, to provide for working capital and capital expenditures and for other general corporate purposes, including to make a distribution to Magnum on the Closing Date in an amount of up to $21,000,000. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.
     Section 5.10. Casualty and Condemnation. The Borrower will furnish to the Collateral Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
     Section 5.11. Cash Management. The Borrower shall, and shall cause its Domestic Subsidiaries to:
          (a) maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance, (ii) payroll, withholding and other fiduciary accounts, so long as the amounts deposited in such accounts are limited to actual amounts due and payable or amounts projected to be immediately due and payable, or (iii) other accounts for the purpose of managing local disbursements, all of which the Loan Parties may maintain without restriction so long as the aggregate amount held in each account described in clause (iii) does not exceed $50,000 at any one time, and the aggregate amount held in all such accounts in clause (iii) does not exceed $100,000 at any one time) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of its Subsidiaries shall have granted a first priority Lien to the Collateral Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or, pursuant to the terms of Section 3.2, subject to Control Account Agreements; and
          (b) deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts.
     Section 5.12. Additional Subsidiaries and Collateral.
          (a) In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Collateral Agent and the Lenders thereof and (y) within 30 days (or such later period of time as the Required Lenders may agree) after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to grant Liens in favor of the Collateral Agent in all of its personal property by executing and delivering to the Collateral Agent a joinder to the Security Agreement in the form attached as Annex I to the Security Agreement, and authorizing and delivering, at the request of the Collateral Agent or the Required Lenders, such UCC financing statements or similar instruments required by the Collateral Agent or the Required Lenders to perfect the Liens in favor of the Collateral Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Collateral Agent in all interests in Material Real Estate by executing and delivering to the Collateral Agent and the Lenders such Real Estate Documents as the Collateral Agent shall require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days (or such later period of time as the Required Lenders may agree) after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Equity Interests of such Domestic Subsidiary to the Collateral Agent as security for the Obligations by executing and delivering a supplement to the Security Agreement in form and substance satisfactory to the Collateral Agent and the Required Lenders, and (ii) deliver the original certificates evidencing such pledged Equity Interests to the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, together with appropriate powers executed in blank.
          (b) In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Collateral Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary or, if the Required Lenders determine in their sole discretion that the Borrower is working in good faith, such longer period as the Required Lenders shall permit not to exceed 60 additional days, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Equity Interests of such Foreign Subsidiary (or, if the pledge of all of the voting Equity Interests of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Foreign Subsidiary, as applicable) to the Collateral Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Collateral Agent and the Required Lenders, (ii) deliver the original certificates evidencing such pledged Equity Interests to the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Collateral Agent or the Required Lenders may reasonably request.
          (c) Prior to the date that Triad shall cease to be the immediate parent company of the Borrower, the Borrower shall cause its immediate parent company to (i) pledge all of its Equity Interests of the Borrower to the Collateral Agent as security for the Obligations by executing and delivering a pledge agreement to the Collateral Agent in a form substantially similar to the Pledge Agreement, and (ii) deliver any original certificates evidencing such pledged Equity Interests to the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, together with appropriate powers executed in blank.
     Section 5.13. Additional Real Estate. To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire an interest in Material Real Estate after the Closing Date, it shall at the time of such acquisition provide to the Collateral Agent and the Lenders all Real Estate Documents that would have been required to be delivered pursuant to Section 3.1 if such Material Real Estate had existed on the Closing Date granting the Collateral Agent a first priority Lien on such Real Estate (subject to Permitted Encumbrances), together with all environmental audits and reports, title insurance policies, real property surveys, flood zone reports, evidence of compliance with zoning and building laws, environmental indemnities, legal opinions, supplemental casualty and flood insurance and other documents, instruments and agreements reasonably requested by the Collateral Agent or the Required Lenders, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.
     Section 5.14. Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Collateral Agent or the Required Lenders, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent or the Required Lenders, as applicable, as to the perfection of the Liens created or intended to be created by the Collateral Documents. Prior to the Discharge of First Lien Obligations, any requirement pursuant to this Section 5.14 to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, it being understood that the Collateral Agent and the Required Lenders shall at all times maintain the ability to make reasonable requests for documents or actions pursuant to this Section 5.14. Contemporaneously with the consummation of the Permitted MLP Transaction, the Initial Borrower shall ensure that it and the other Loan Parties shall be in compliance with this Section 5.14 and that all of the Equity Interests held by Magnum or its Subsidiaries in the MLP and all Equity Interests in the Initial Borrower held by the MLP, to the extent applicable, shall be pledged to the Collateral Agent as security for the Obligations pursuant to a pledge agreement in form and substance substantially consistent with the Pledge Agreement.
     Section 5.15. Material Agreements. The Borrower will, and will cause each other Loan Party to, perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Collateral Agent or the Required Lenders and, upon request of the Collateral Agent or the Required Lenders, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party is entitled to make under such Material Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to adversely affect Consolidated EBITDA in any current or future twelve-month period by more than (a) the greater of $2,500,000 and 20% of such Consolidated EBITDA amount at any time following the Closing Date but on or prior to the date that the Borrower achieves a trailing four fiscal quarter Consolidated EBITDA of $10,000,000 or more, (b) the greater of $2,500,000 and 15% of such Consolidated EBITDA amount at any time following the date that the Borrower achieves a trailing four fiscal quarter Consolidated EBITDA of $10,000,000 or more but on or prior to the Conversion Date or (c) the greater of $2,500,000 and 10% of such Consolidated EBITDA amount at anytime on or after the Conversion Date; provided that, for purposes of the foregoing, through the Fiscal Quarter ending June 30, 2013, Consolidated EBITDA shall be calculated on the basis of Annualization Measurement Periods.
     Section 5.16. Pipeline System Milestones. On or prior to the earlier of (i) Initial Advance Date (as defined in the First Lien Credit Agreement) and (ii) June 30, 2013, the Borrower shall have achieved each of the Milestones, as determined by the Required Lenders in their reasonable discretion.
     Section 5.17. Public Information. The Loan Parties covenant and agree to make public disclosure, or to cause public disclosure to be made, on December 31, 2011, of any material non-public information regarding Magnum that both (a) was delivered to a Lender on or before the Closing Date and

(b) is material non-public information regarding Magnum on December 31, 2011. The Loan Parties further covenant and agree to make public disclosure, or to cause public disclosure to be made, within ten Business Days of such disclosure, of any material non-public information regarding Magnum that is made to a Public Lender following the Closing Date; provided that the Loan Parties shall be permitted to disclose such material non-public information regarding Magnum to a Public Lender in connection with any proposed amendment or waiver of, or consent under, a Loan Document if a Loan Party has given no less than five Business Days’ prior written notice of such disclosure to such Public Lender. Terms used herein without definition that are defined in the Securities Act or the Exchange Act or the regulations promulgated under such acts shall have the meanings given in such acts or regulations.
     Section 5.18. [Reserved].
      Section 5.19. Post-Closing Requirements.
          (a) Within 15 Business Days following the Closing Date, each applicable Loan Party shall have delivered to the Collateral Agent and the Lenders a Control Account Agreement, duly executed by each Permitted Third Party Bank and the applicable Loan Party.
          (b) Within 10 Business Days following the Closing Date, the Borrower shall have delivered to the Collateral Agent and the Lenders a lender’s loss payable endorsement in form and substance satisfactory to the Collateral Agent and the Lenders.
          (c) (i) Within 5 Business Days following the Closing Date, the Borrower shall have delivered to the Collateral Agent and the Lenders evidence that Magnum (or its applicable Affiliate) shall have contributed to the Borrower either (x) all of Magnum’s rights under the Processing Plant Agreements or (y) the net cash proceeds of any sale of such rights to a third party and (ii) within 30 days following the Closing Date, the Borrower shall have delivered to the Collateral Agent and the Lenders evidence that Magnum shall have assigned to the Borrower all of Magnum’s (or its applicable Affiliate’s) ownership interest in the Rogersville Cryogenic Processing Plant in Rogersville, Tennessee.
          (d) Within 20 Business Days following the Closing Date, the Borrower shall have delivered to the Collateral Agent and the Lenders (i) a supplement to Schedule 4.11, setting forth a complete and accurate list of all Real Estate and Easements owned or leased by each Loan Party as of such date, showing as of such date the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner and (ii) Mortgages covering all Material Real Estate as of such date, duly executed by the appropriate Loan Party, together with (x) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered by the appropriate Loan Party and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien (subject to the Lien in favor of the First Lien Agent) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all West Virginia mortgage taxes and all filing, documentary, stamp, intangible and recording taxes and fees have been paid, (y) evidence that all other actions (other than actions requiring notices to or consents from account debtors, counterparties or other third parties) that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create valid first and subsisting Liens (subject to the Lien in favor of the First Lien Agent) on the property described in the Mortgages has been taken, and (z) a satisfactory report from Graves & Co. with respect to all rights-of-way as the Required Lenders shall reasonably request.
          (e) (i) Within 15 Business Days following the Closing Date, the Borrower shall have certified to the Collateral Agent and the Lenders that each Loan Party has delivered to the appropriate filing or recording offices all documentation required to record its interest in all Easements, rights-of-way and similar interests constituting Material Real Estate as of the Closing Date, and (ii) within 15 Business Days following the date that the Borrower shall have complied with the requirements of Section 5.19(d), the Borrower shall have certified to the Collateral Agent and the Lenders that each Loan Party has delivered to the appropriate filing or recording offices all documentation required to record its interest in all Easements, rights-of-way and similar interests constituting Material Real Estate as of such date. In each case, promptly following the Borrower’s receipt from such filing offices of documentation containing the relevant recording information, the Borrower shall deliver to the Collateral Agent and the Lenders Mortgages (or modifications or supplements to the Mortgages recorded on the Closing Date) covering all such Material Real Estate, duly executed by the appropriate Loan Party, together with (x) evidence that counterparts of the Mortgages (or such modifications or supplements) have been duly executed, acknowledged and delivered by the appropriate Loan Party and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien (subject to the Lien in favor of the First Lien Agent) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all West Virginia mortgage taxes and all filing, documentary, stamp, intangible and recording taxes and fees have been paid and (y) evidence that all other actions (other than actions requiring notices to or consents from account debtors, counterparties or other third parties) that the Collateral Agent or the Lenders may reasonably deem necessary or desirable in order to create valid first and subsisting Liens (subject to the Lien in favor of the First Lien Agent) on the property described in the Mortgages has been taken.
ARTICLE VI
FINANCIAL COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 6.1. Financial Covenants.
          (a) Consolidated Total Debt to Capitalization Ratio: The Borrower will maintain at all times a Consolidated Total Debt to Capitalization Ratio of equal to or less than sixty percent (60%).
          (b) Interest Coverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, the Borrower will have, as of the last day of each Fiscal Quarter, an Interest Coverage Ratio of not less than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Interest Coverage
Quarter	Ratio
March 31, 2012	1.00:1.00
June 30, 2012	1.00:1.00
September 30, 2012	1.00:1.00
December 31, 2012	1.00:1.00
March 31, 2013	1.25:1.00

Fiscal	Interest Coverage
Quarter	Ratio
June 30, 2013	1.50:1.00
September 30, 2013	1.75:1.00
December 31, 2013	2.25:1.00
March 31, 2014	2.25:1.00
June 30, 2014	2.50:1.00
September 30, 2014	2.50:1.00
December 31, 2014 and each Fiscal Quarter thereafter	2.75:1.00
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Interest Coverage Ratio test above shall be increased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the greater of (i) the amount set forth in this part (b) above for each such Fiscal Quarter and (ii) 2.25:1.00.
          (c) Total Leverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, subject to Section 7.5, the Borrower will have, as of the last day of each Fiscal Quarter, a Total Leverage Ratio of not greater than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Total Leverage
Quarter	Ratio
March 31, 2012	7.00:1.00
June 30, 2012	7.00:1.00
September 30, 2012	6.50:1.00
December 31, 2012	6.50:1.00
March 31, 2013	6.00:1.00
June 30, 2013	6.00:1.00

Fiscal	Total Leverage
Quarter	Ratio
September 30, 2013	5.00:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00
December 31, 2014 and each Fiscal Quarter thereafter	4.25:1.00
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Total Leverage Ratio test above shall be decreased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the lesser of (i) the amount set forth in this part (c) above for each such Fiscal Quarter and (ii) 4.75:1.00.
     Notwithstanding the foregoing (including the immediately prior sentence), from and after the date the Borrower makes any prepayments of the Loans under Section 2.10 or Section 2.11(d), the Total Leverage Ratio test above shall be reduced to 4.25:1.00 for the Fiscal Quarter in which such payment is made and for each Fiscal Quarter thereafter.
          (d) First Lien Leverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, the Borrower will have, as of the last day of each Fiscal Quarter, a First Lien Leverage Ratio of not greater than 3.50:1.00.
          (e) Capital Expenditures. Prior to the Conversion Date, the Borrower and its Subsidiaries will not make any Capital Expenditures, other than (i) Capital Expenditures with respect to the build-out of the Pipeline System as described on Schedule 6.1(e), (ii) other projects approved by the Required Lenders in an aggregate amount not to exceed $11,500,000 at all times after the Closing Date and (iii) other Capital Expenditures made solely with the proceeds of an issuance of Equity Interests of the Borrower that are not required to prepay the Indebtedness under the First Lien Indebtedness Documents in accordance with Section 2.11(b) of the First Lien Credit Agreement.
     Section 6.2. Specified Equity Contribution. Notwithstanding the foregoing Section 6.1, the parties hereto acknowledge and agree that, solely for purposes of all calculations made in determining compliance with Section 6.1, any cash equity contribution (which equity shall be common equity or other equity having terms reasonably satisfactory to the Required Lenders) made to the Borrower by Magnum after the end of a Fiscal Quarter and on or prior to the day that is ten (10) Business Days after delivery by the Borrower to the Lenders of a written irrevocable notice of its intent to cure an Event of Default under Section 6.1 (which written notice shall be delivered on or prior to the date that is five (5) days after the day on which financial statements are required to be delivered with respect to such Fiscal Quarter) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenants contained herein at the end of such Fiscal Quarter and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) after the earlier of (x) the First Lien Funding Date and (y) December 31, 2012, in each four (4) Fiscal Quarter period, there shall be at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution is made, (ii) after the earlier of (x) the First Lien Funding Date and (y) December 31, 2012, there shall be no more than four (4) Specified Equity Contributions in the aggregate made after such date, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenants set forth above and (iv) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Loan Parties with Section 6.1 and not for any other purpose under this Agreement (including, without limitation, availability under any baskets with respect to any covenants set forth herein). Upon the making of a Specified Equity Contribution, the financial covenants in Section 6.1 shall be recalculated giving effect to the increase in Consolidated EBITDA (but not including any prepayments of Indebtedness made with the proceeds of such Specified Equity Contribution); provided that neither the Collateral Agent nor the Lenders shall exercise any rights or remedies (other than instituting Default Interest) with respect to any Event of Default that exists pursuant to Section 6.1 during the ten (10) Business Day period following notice by the Borrower that it intends to make such Specified Equity Contribution and affect such recalculation. If, after giving effect to such recalculation, the Loan Parties are in compliance with the financial covenants, the Loan Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.
ARTICLE VII
NEGATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
     Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness of the Loan Parties existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) after the First Lien Funding Date, Indebtedness under the First Lien Credit Agreement and the First Lien Notes in an aggregate principal amount not to exceed the lesser of:
     (i)(A) $100,000,000 minus (B) the aggregate amount of all permanent reductions of the revolving loan commitments under the First Lien Indebtedness Documents after the date hereof (but specifically excluding prepayments and commitment reductions occurring in connection with permitted refinancings), plus (C) the lesser of (x) $10,000,000 and (y) 10% of the aggregate amount of the Indebtedness then outstanding under the First Lien Credit Agreement and the First Lien Notes plus (D) Hedging Obligations and Bank Product Obligations (each as defined in the First Lien Credit Agreement) plus (E) interest, fees, costs, expenses, indemnities and other amounts payable pursuant to the terms of the First Lien Indebtedness Documents; and

     (ii) an amount that is (A)(w) for the initial advance under the First Lien Credit Agreement (the “Initial First Lien Advance”) and any subsequent advance in the same fiscal quarter occurring on or after the First Lien Funding Date, an amount equal to three times Consolidated EBITDA of the Borrower for the most recently ended fiscal quarter for which financial statements are available, multiplied by four (4), (x) beginning in the first fiscal quarter following the Initial Advance, three times Consolidated EBITDA of the Borrower for the two (2) most recently ended fiscal quarters for which financial statements are available, multiplied by two (2), (y) beginning in the second fiscal quarter following the Initial Advance, three times Consolidated EBITDA of the Borrower for the three most recently ended fiscal quarters for which financial statements are available, multiplied by four-thirds and (z) beginning in the third fiscal quarter following the Initial Advance and thereafter, three times Consolidated EBITDA of the Borrower for the most recently ended period of four consecutive fiscal quarters (provided that, notwithstanding the foregoing, from and after September 30, 2013, this clause (A) shall equal, as of any date, the product of three (3) times the Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement) plus (B) the lesser of (x) $10,000,000 and (y) the greater of 10% of the aggregate amount of the Indebtedness then outstanding under the First Lien Credit Agreement and the First Lien Notes and $5,000,000 plus (C) Hedging Obligations and Bank Product Obligations (each as defined in the First Lien Credit Agreement) plus (D) interest, fees, costs, expenses, indemnities and other amounts payable pursuant to the terms of the First Lien Documents, whether or not the same are added to the principal amount of the First Lien Secured Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding;
          (d) Indebtedness of any Loan Party to any other Loan Party;
          (e) Purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities in an aggregate principal amount at any time outstanding not to exceed $3,450,000;
          (f) Indebtedness of the Borrower and its Subsidiaries in an Investment permitted by Section 7.4 or a disposition permitted by Section 7.6 consisting of agreements providing for indemnification, the adjustment of purchase price or similar adjustments;
          (g) Hedging Obligations permitted by Section 7.10;
          (h) unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,150,000; and
          (i) Guarantees of Indebtedness otherwise permitted by this Section 7.1.
          The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Maturity Date.

     Section 7.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
          (a) Liens securing the Obligations;
          (b) Liens on Collateral securing the Indebtedness under the First Lien Indebtedness Documents; provided that such Liens shall at all times be subject to the terms of the Intercreditor Agreement;
          (c) Permitted Encumbrances;
          (d) Liens securing purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities permitted under Section 7.1(e); provided, that each such Lien encumbers only the property financed by such Indebtedness and the proceeds and products thereof;
          (e) after the Conversion Date, any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, shall not apply to any other property or assets of any Borrower or any Subsidiary, shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary and shall not secure any Indebtedness;
          (f) (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries and (ii) interests or title of a lessor, sublessor, licensor or sublicensor under a lease or license agreement entered into in the ordinary course of business;
          (g) Liens (i) on cash deposits in favor of a seller of any property to be acquired in an Investment permitted by Section 7.4 and to be applied against the purchase price thereof and (ii) consisting of an agreement to dispose of property in a disposition permitted by Section 7.6;
          (h) extensions, renewals, or replacements of any Lien referred to in subsections (b) through (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and
          (i) other Liens securing obligations, actual or contingent, in an aggregate principal amount at any time outstanding not to exceed $287,500.
     Section 7.3. Fundamental Changes.
          (a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary (other than any Subsidiary that has not complied with the provisions of Section 5.12 prior to such sale, transfer, lease or disposition), provided that if any party to such disposition is a Subsidiary Loan Party, the Subsidiary Loan Party or the Borrower shall be the acquirer of such assets, (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4 and (v) the Permitted MLP Transaction may be consummated.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Loan Parties on the date hereof and businesses reasonably related thereto.
     Section 7.4. Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4(a) (including Investments in Subsidiaries);
          (b) Permitted Investments;
          (c) Hedging Transactions permitted by Section 7.10;
          (d) Guarantees constituting Indebtedness permitted by Section 7.1 and Guarantees entered into in the ordinary course of business in respect of obligations that do not constitute Indebtedness;
          (e) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practice;
          (f) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,150,000 at any time outstanding;
          (g) loans and advances to officers, directors and employees of the Borrower in an aggregate amount not to exceed $115,000 at any time outstanding;
          (h) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 7.6 in an aggregate amount not to exceed $1,150,000 at any time outstanding;

          (i) Investments received in connection with the bankruptcy or reorganization of account debtors;
          (j) creation or acquisition of any additional Subsidiaries, provided, that such Subsidiary complies with the provisions of Section 5.12;
          (k) Investments consisting of Liens, Dispositions and Restricted Payments permitted under this Article VII;
          (l) Investments or acquisitions of the property or assets described on Schedule 7.4(l); and
          (m) other Investments or acquisitions of property or assets in an aggregate amount not to exceed $2,750,000.
          If at any time the Borrower or any of its Affiliates shall purchase or otherwise acquire any of the loans made under the First Lien Credit Agreement, the Borrower or such Affiliate shall immediately cancel such loans for no consideration.
     Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) non-cash dividends payable by the Borrower or its Subsidiaries solely in interests of any class of its common equity;
          (b) Restricted Payments to Triad or Magnum on the Closing Date in an aggregate amount not to exceed $21,000,000;
          (c) so long as no Event of Default exists under Sections 8.1(a), (b), (f), (g), (h), (i) or (j) exists or would result therefrom, Permitted Tax Distributions; provided that during such Event of Default such Permitted Tax Distributions shall accrue and the same shall be permitted to be paid hereunder at the time as no such Event of Default exists;
          (d) so long as no Event of Default exists or would result from the making of such Restricted Payments, payments of principal and interest on any intercompany Indebtedness or seller notes permitted under Sections 7.1(d) and (h), provided that during such Event of Default such principal and interest shall accrue and the same shall be permitted to be paid hereunder at the time as no Event of Default exists;
          (e) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower; and
          (f) so long as no Event of Default exists or would result from the making of such Restricted Payments, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
     Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Equity Interests, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
          (a) sales or other dispositions for fair market value of obsolete or worn out property disposed of in the ordinary course of business;
          (b) sales of inventory and Permitted Investments in the ordinary course of business;
          (c) dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; provided, that in each case so long as such proceeds are reinvested within 180 days (or 270 days in the event that a binding agreement to reinvest such proceeds has been entered into within such 180-day period) following such disposition;
          (d) dispositions of property by any Subsidiary to the Borrower or to a Subsidiary (other than to any Subsidiary that has not complied with the provisions of Section 5.12 prior to such disposition); provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
          (e) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business in an amount not to exceed $1,150,000 in the aggregate;
          (f) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
          (g) property subject to casualty, condemnation or similar events, subject to the Borrower’s compliance with Section 2.11(a);
          (h) dispositions permitted by Sections 7.3, 7.4 and 7.5, to the extent constituting a disposition;
          (i) sales and other dispositions of the assets set forth on Schedule 7.6; and
          (j) sales and other distributions of assets in an amount not to exceed $287,500 per Fiscal Year.
     Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) employment and severance arrangements entered into by the Borrower and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,150,000 in any Fiscal Year;

          (c) the payment of customary fees and reimbursement of out of pocket expenses of directors of the Borrower and its Subsidiaries in an aggregate amount not to exceed $575,000 in any Fiscal Year;
          (d) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates;
          (e) any Fundamental Change permitted by Section 7.3, Investment permitted by Sections 7.4(a), (d), (f), (g), (j) and (l) and any Restricted Payment permitted by Section 7.5; and
          (f) the Permitted MLP Transaction.
     Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Loan Document or the First Lien Indebtedness Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases, subleases, licenses or sublicenses restricting the assignment thereof.
     Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Equity Interests or any Indebtedness or (b) as a result of changes in the market value of any Equity Interests or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
     Section 7.11. Amendment to Material Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except (x) in the case of First Lien Indebtedness Documents, to the extent not prohibited by the Intercreditor Agreement, or (y) in any manner that would not have an adverse effect on the Lenders, the Collateral Agent, the Borrower or any of its Subsidiaries.

     Section 7.12. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Borrower.
     Section 7.13. Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Loan Parties under such leases or agreements to lease, on a consolidated basis, to exceed (a) at any time prior to the Conversion Date, $575,000 in the aggregate at any one time outstanding and (b) on or after the Conversion Date, $5,750,000 in the aggregate at any one time outstanding.
     Section 7.14. Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Collateral Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Collateral Agent at any time to enable the Lenders or the Collateral Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318, or (c) take any action that would result in the Pipeline System or any part thereof being subject to FERC jurisdiction.
     Section 7.15. Embargoed Person. The Borrower shall not, and shall not permit any Subsidiary to, permit (a) any of the funds or properties of the Borrower or any Subsidiary that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Regulation promulgated thereunder, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation, or the Loans would be in violation of a Governmental Regulation, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower or any Subsidiary, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation or the Loans are in violation of a Governmental Regulation.
     Section 7.16. Anti-Layering. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or otherwise permit to exist any Indebtedness, that is contractually subordinate or junior, whether in right of payment or with respect to Lien priority, to the Indebtedness under the First Lien Indebtedness Documents (other than Indebtedness as to which the Required Lenders may otherwise consent which consent shall not be unreasonably withheld) unless such Indebtedness is subordinate or junior in right of payment and Lien priority to the Indebtedness under the First Lien Indebtedness Documents to at least the same extent as the Obligations or any Guaranty thereof are subordinate or junior in right of payment or Lien priority to such Indebtedness. The parties agree that the foregoing provision shall prohibit each Loan Party from incurring any Indebtedness on a “first lien last out” basis or taking or permitting any other action that would reasonably be expected to result in the creation from the First Lien Agent or the First Lien Lenders of one or more additional classes of claims pursuant to the applicable provisions of the Bankruptcy Code.
     Section 7.17. Restrictions on Expansion Capital Expenditures. Borrower shall not make any Capital Expenditures for Pipeline expansion projects beyond those set forth in the Milestones as described in clause (vi) of Schedule 6.1(e), unless Borrower has received dedicated acreage (which shall exclude prior dedicated acreage) in such expansion areas under the Triad Gas Gathering Agreement or similar agreement.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Collateral Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2 (other than clauses (e), (f), (g), (h) and (i) thereof), 5.3 (with respect to the Borrower’s legal existence), 5.12(c) or 5.19, or Article VI or VII; or
          (e) (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.2(e), (f), (g), (h) or (i), and such failure shall remain unremedied for 10 days after the earlier of (i) any officer of the Borrower becomes aware of such failure and (ii) notice thereof sjall have been given to the Borrower by the Collateral Agent or any Lender; or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section and clause (i) of this subsection (e)) or any other Loan Document, and such failure shall remain unremedied for either (x) 30 days after the earlier of (A) any officer of the Borrower becomes aware of such failure, or (B) notice thereof shall have been given to the Borrower by the Collateral Agent or any Lender or (y) 60 days after the occurrence thereof; or
          (f) (i) any event or condition occurs that (A) enables or permits (with or without the giving of notice, the lapse of time or both) the First Lien Agent or the First Lien Lenders to cause the Indebtedness under any First Lien Indebtedness Document to become due, or to require the repayment thereof, prior to its scheduled maturity date and such event or condition shall remain outstanding for a period of 60 consecutive days or (B) results in any Indebtedness under a First Lien Indebtedness Document becoming due prior to its express maturity, or (ii) the Intercreditor Agreement shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of any party thereto other than the Collateral Agent; or
          (g) other than as contemplated by clause (f) of this Section 8.1, any Loan Party or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after a period equal to the lesser of (i) 30 days following the initial date of such failure, event or condition and (ii) any applicable grace period specified in such agreement or instrument, if the effect of such failure, event or condition (with or without the giving of notice, the lapse of time or both) is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (h) any Loan Party or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (j) any Loan Party or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (k) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties in an aggregate amount exceeding $2,875,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $2,875,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $2,875,000; or

          (l) any judgment or order for the payment of money not covered by insurance in excess of $2,875,000 in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (m) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) there shall occur any material default with respect to, or any termination or loss of, (i) the Triad Gas Gathering Agreement or (ii) any other Material Agreement that has accounted for, or is reasonably expected to account for, at least 20% of Pipeline capacity or revenue during any twelve-month period (except, in the case of clause (ii), to the extent a replacement of such Material Agreement with an agreement substantially as favorable to the Borrower occurs within six months following the date of such termination or loss); or
          (o) any provision of the Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
          (p) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $1,150,000, with, subject to the Lien priorities set forth in the Intercreditor Agreement, the priority required by the applicable Collateral Documents; or
          (q) any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Magnum Credit Agreement that results in any portion of the Indebtedness under the Magnum Credit Agreement being declared to be due and payable prior to its stated maturity;
then, and in every such event (other than an event with respect to the Borrower described in subsection (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Required Lenders may, and may direct the Collateral Agent to, take any or all of the following actions, by notice to the Borrower, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied, subject to the Intercreditor Agreement, as follows:

     (a) first, to the reimbursable expenses of the Collateral Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
     (b) second, to the fees and other reimbursable expenses of the Collateral Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
     (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
     (d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
     (e) fifth, to the aggregate outstanding principal amount of the Loans, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans; and
     (f) sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
          All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.
ARTICLE IX
THE COLLATERAL AGENT
     Section 9.1. Appointment of the Collateral Agent. Each Lender irrevocably appoints U.S. Bank National Association as the Collateral Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Collateral Agent. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.
     Section 9.2. Nature of Duties of the Collateral Agent. The Collateral Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to a Collateral Agent Responsible Officer by the Borrower or any Lender, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent. The Collateral Agent shall not be obligated to enforce any remedies against Collateral to the extent the Collateral Agent concludes that such enforcement could cause it personal liability, including but not limited to, liability under Environmental Laws. The Collateral Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     Section 9.3. Lack of Reliance on the Collateral Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4. Certain Rights of the Collateral Agent. If the Collateral Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Collateral Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5. Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Collateral Agent in its Individual Capacity. The bank serving as the Collateral Agent shall have the same rights and powers under this Agreement and any other Loan

Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Collateral Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. The bank acting as the Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Collateral Agent hereunder.
     Section 9.7. Successor Collateral Agent.
          (a) The Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Collateral Agent, subject to approval by the Borrower provided that no Event of Default shall exist at such time. If no successor Collateral Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent in consultation with the Borrower (unless an Event of Default shall exist at such time), which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000, or may petition a court of competent jurisdiction to appoint such a successor.
          (b) Upon the acceptance of its appointment as the Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Collateral Agent’s resignation under this Section, no successor Collateral Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Collateral Agent’s resignation shall become effective, (ii) the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Collateral Agent under the Loan Documents until such time as the Required Lenders appoint a successor Collateral Agent as provided above. After any retiring Collateral Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Collateral Agent.
     Section 9.8. [Reserved].
     Section 9.9. The Collateral Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any Lender shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Collateral Agent and its agents and counsel and all other amounts due the Lenders and the Collateral Agent under Section 10.3) allowed in such judicial proceeding; and
          (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent or the Lenders, and to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under Section 10.3.
          Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute on behalf of all Lenders the Collateral Documents and the Intercreditor Agreement.
     Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion:
          (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any transaction permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and
          (b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Collateral Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.
     Section 9.12. Security or Indemnity in Favor of the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.
     Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Notices.
          (a) Written Notices.
          (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Eureka Hunter Pipeline, LLC c/o Magnum Hunter Resources Corporation 777 Post Oak Boulevard Suite 650 Houston, Texas 77056 Attention: Ronald D. Ormand Telecopy Number: (832) 369-6986 ext. 231

With a copy to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue Suite 2800 Dallas, Texas 75201 Attention: Courtney Marcus Telecopy Number: (214) 855-8200

To Collateral Agent:	U.S. Bank National Association 225 Asylum Street Hartford, Connecticut 06103 Attention: Corporate Trust Services, Philip Kane, Jr. Telecopy Number: (860) 241-6896

To PennantPark:	PennantPark Investment Corporation 590 Madison Avenue, 15th Floor New York, NY 10022 Attention: Salvatore Giannetti Telecopy Number: (212) 905-1075

With a copy to:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 Attention: Joshua Tinkelman Telecopy Number: (212) 751-4864

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Lenders or the Collateral Agent shall not be effective until actually received by such Person at its address specified in this Section.
          (ii) Any agreement of the Collateral Agent or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Collateral Agent and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Collateral Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Collateral Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Collateral Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Collateral Agent or any Lender of a confirmation which is at variance with the terms understood by the Collateral Agent and such Lender to be contained in any such telephonic or facsimile notice.
     (b) Electronic Communications.
          (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by each Lender, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender has agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. Each Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (ii) Unless the Required Lenders otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next

Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Designation of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders, and any document or notice that contains Non-Public Information shall not be distributed to Public Lenders. The Borrower agrees to clearly designate all information provided to the Lenders by or on behalf of the Borrower which is suitable to make available to Public Lenders.
     Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Collateral Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or in the case of any Collateral Document, the Borrower and the Collateral Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of an Event of Default shall not constitute an increase of any Commitment of any Lender);
          (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that a waiver of default interest or a change to the definition of Total Leverage Ratio or the component definitions thereof shall not constitute a reduction of the interest rate);
          (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby (it being agreed that the waiver of a mandatory prepayment shall not constitute a postponement of a scheduled date or payment);

          (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
          (v) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
          (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or
          (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Collateral Agent without the prior written consent of such Person.
          (c) [Reserved].
          (d) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Required Lenders) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
          (e) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Borrower and the other Loan Parties to change, modify or alter Section 2.20(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d), (e)(i) or (f) of this Section.
     Section 10.3. Expenses; Indemnification.
          (a) The Borrower shall pay (i) the fees, costs and expenses of the Collateral Agent as agreed in the engagement letter dated August 3, 2011, (ii) all reasonable, out-of-pocket costs and expenses of the Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Lenders and a single local counsel for the Lenders in each applicable jurisdiction and all reasonable fees, charges and disbursements of Graves & Co., in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (iii) all out-of-pocket costs and expenses incurred by the Collateral Agent or any Lender (including, without limitation, the reasonable fees, charges and disbursements of (x) a single counsel for the Collateral Agent and a single local counsel for the Collateral Agent in each applicable jurisdiction and (y) a single counsel for the Lenders and a single local counsel for the Lenders) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Borrower shall indemnify the Collateral Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of (i) a single counsel for the Collateral Agent and its Related Parties and a single local counsel for the Collateral Agent and its Related Parties in each applicable jurisdiction and (ii) a single counsel for the other Indemnitees and a single local counsel for the other Indemnitees in each applicable jurisdiction), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or the construction or operation of the Pipeline, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a successful claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
          (c) The Borrower shall pay, and hold the Collateral Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Collateral Agent under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Collateral Agent such Lender’s pro rata share (in accordance with its respective Commitment (or Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount.
          (e) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

          (f) All amounts due under this Section shall be payable promptly after written demand therefor.
     Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Credit Exposure at the time owing to it); provided, that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Borrower or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000.
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment.
          (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Borrower (A) a duly executed Assignment and Acceptance, (B) an Administrative Questionnaire unless the assignee is already a Lender and (C) the documents required under Section 2.19(e).
          (v) Representations and Warranties of Assignee. Each assignee of Loans represents and warrants, as of the effective date of such assignment, that:

     (A) Such assignee is experienced in evaluating and investing in private placement transactions of securities of start up companies such as the Borrower, and has either individually or through its current officers such knowledge and experience in financial and business matters that such assignee is capable of evaluating and understanding the merits and risks of such assignee’s prospective investment in the Borrower and forming an investment decision with respect thereto, and has the ability to bear the economic risks of the investment;
     (B) Such assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act;
     (C) Such assignee is acquiring the Loans for investment for such assignee’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such assignee further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Loans;
     (D) Such assignee understands that the Loans have not been and, when issued, will not be registered under the Securities Act or any state or other securities law, and that the Loans are being issued in transactions exempt from the registration requirements of the Securities Act. Such assignee acknowledges that the Loans must be held indefinitely and shall not offer or sell the Loans except pursuant to an effective registration statement under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws. Such assignee is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions; among the conditions for use of Rule 144 may be the availability of current information to the public about the Borrower; such information is not now available and the Borrower has no present plans to make such information available;
     (E) Such assignee understands that no public market now exists for any of the Loans issued by the Borrower, and that it is unlikely that a public market will ever exist for the Loans;
     (F) Such assignee acknowledges that, to the extent applicable, each Note evidencing the Loans shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Borrower’s governing documents or applicable state securities laws:
     “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE BORROWER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
     (G) Such assignee has received and reviewed information about the Borrower and has had an opportunity to discuss the Borrower’s business, management and financial affairs with its management and to review the Borrower’s facilities. Such assignee believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Loans. Such assignee understands and acknowledges that such discussions, as well as any written information issued by the Borrower, (i) were intended to describe the aspects of the Borrower’s business and prospects which the Borrower believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Borrower’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. The foregoing, however, does not limit or modify the representations and warranties of the Borrower in this Agreement or the right of the assignee to rely thereon.
          (vi) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vii) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to delivery thereof to the Borrower, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) The Borrower shall maintain at its offices in set forth in Section 10.1 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower shall treat each Person whose name is recorded in the Register as the owner of the obligations as set forth therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may at any time, without the consent of, or notice to, the Collateral Agent or the Borrower, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters set forth in Section 10.2(b) to the extent affecting such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.23 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.
          Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.
          (e) A Participant shall not be entitled to receive any greater payment under Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) and (f) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.
          (b) The parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the other Lenders and the Borrower after any such set-off and any application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Collateral Agent, any Lender and their respective Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Collateral Agent and the Lenders agrees to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Collateral Agent or any such Lender in connection with the transactions contemplated hereby including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Collateral Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries that the Collateral Agent, Lender or Related Party reasonably believes not to be in violation of confidentiality limitations, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern.
     Section 10.12. Interest Rate Limitation. The Lenders and each Loan Party intend to contract in strict compliance with applicable usury laws and each other Requirement of Laws from time to time in effect. In furtherance thereof each Loan Party stipulates and agrees that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by any Requirement of Law from time to time in effect (the “Maximum Lawful Rate”). Neither any Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation under the Loan Documents shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Maximum Lawful Rate, and the provisions of this Section 10.12 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation under the Loan Documents is accelerated. If (i) the maturity of any Obligation under the Loan Documents is accelerated for any reason; (ii) any Obligation under the Loan Documents is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Lawful Rate; or (iii) any Lender or any other holder of any or all of the Obligations under the Loan Documents shall otherwise collect money which is determined to constitute interest which would otherwise increase the interest on any or all of the Obligations under the Loan Documents to an amount in excess of the Maximum Lawful Rate, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Lawful Rate, each Loan Party and the Lenders (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder. Notwithstanding anything to the contrary set forth in Section 2.12, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the Maximum Lawful Rate, then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate as in effect from time to time. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. As used in this Section 10.12 only, the term “applicable law” means the Requirements of Law of the State of New York or the applicable laws of the United States, whichever applicable laws allow the greater interest, as such applicable laws now exist or may be changed or amended or come into effect in the future.
     Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the

Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Collateral Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
     Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Collateral Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Collateral Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Collateral Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Collateral Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Collateral Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Collateral Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Collateral Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 10.16. Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to PennantPark, c/o Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to PennantPark, c/o Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
     Section 10.17. Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.4) hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Notwithstanding anything in this Agreement or the other Loan Documents (other than the Intercreditor Agreement) to the contrary, the Liens granted to the Collateral Agent pursuant to the Mortgages and the Security Agreement and the exercise of any right or remedy by the

Collateral Agent under the Loan Documents (other than the Intercreditor Agreement), including the Mortgages and the Security Agreement, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Loan Documents (other than the Intercreditor Agreement) and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall be controlling.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EUREKA HUNTER PIPELINE, LLC
By:	/s/ Ronald D. Ormand
	Name:	Ronald D. Ormand
	Title:	Executive Vice President

Signature Page to
Second Lien Term Loan Agreement

PENNANTPARK INVESTMENT CORPORATION as a Lender
By:	/s/ Arthur H. Penn
	Name:	Arthur H. Penn
	Title:	Chief Executive Officer

Signature Page to
Second Lien Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION as Collateral Agent
By:	/s/ Philip G. Kane, Jr.
	Name:	Philip G. Kane, Jr.
	Title:	Vice President

Signature Page to
Second Lien Term Loan Agreement